UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2011

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.

South San Francisco, California 94080

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Subleases with Nodality, Inc. and Threshold Pharmaceuticals, Inc.

On July 25, 2011, Exelixis, Inc. (the “Company”) entered into a Sublease with Nodality, Inc. (“Nodality”) with respect to the sublease by Nodality from the Company (the “Nodality Sublease”) of the entire second floor (25,110 square feet) of the building (“Building 170”) located at 170 Harbor Way, South San Francisco, California (the “Nodality Subleased Premises”). On the same date, the Company also entered into a separate Sublease with Threshold Pharmaceuticals, Inc. (“Threshold”) with respect to the sublease by Threshold from the Company (the “Threshold Sublease” and, together with the Nodality Sublease, the “Subleases”) of a portion of the first floor and the entire third floor of Building 170 (together, 28,180 square feet) (the “Threshold Subleased Premises” and, together with the Nodality Subleased Premises, the “Subleased Premises”). The Subleased Premises are leased by the Company pursuant to that certain Build-to-Suit Lease, dated as of May 12, 1999, as amended (the “Master Lease”), between the Company and HCP Life Science REIT, as successor in interest to Britannia Pointe Grand Limited Partnership (the “Landlord”). The Company has no material relationship with either Nodality or Threshold apart from the Subleases.

The effectiveness of each Sublease is subject to obtaining the written consent of the Landlord to each such Sublease (each, a “Landlord Consent”), and the Company has agreed to use commercially reasonable efforts to obtain such Landlord Consents. In each case, the failure to obtain a Landlord Consent within 30 days following the execution of the applicable Sublease would enable each party to terminate such Sublease. The term of the Nodality Sublease will commence on the later to occur of (i) the later of November 1, 2011 and the receipt of the applicable Landlord Consent and (ii) the date upon which Company and Nodality have received certain environmental site assessments and governmental sign-offs and the Company has delivered the Nodality Subleased Premises to Nodality in the condition required by the Nodality Sublease. The term of the Threshold Sublease will commence on the later to occur of October 1, 2011 and the receipt of the applicable Landlord Consent. Both Subleases will terminate on April 30, 2017 (which is also the end of the term under the Master Lease), unless terminated earlier in accordance with the terms of the applicable Sublease. After a period of rent abatement, the monthly base rent payable to the Company for the Nodality Sublease will be $87,885 in the first twelve months of the term under Nodality Sublease, and will increase incrementally by 3.0% on an annual basis thereafter. The Nodality Sublease is a full service lease and thus, certain estimated monthly operating expenses and utilities costs relating to the Nodality Subleased Premises are included in the monthly base rent amount, subject to an annual adjustment. After a period of rent abatement, the aggregate monthly base rent payable to the Company for the Threshold Sublease will be $48,682 in the first eleven months of the term under Threshold Sublease, and will increase incrementally on an annual basis thereafter to $58,545 in the final eight months of the term under Threshold Sublease. The Threshold Sublease is a triple net lease and thus, Threshold will be responsible for paying certain monthly operating expenses and utilities costs relating to the Threshold Subleased Premises in addition to the monthly base rent amount. Under the terms of the Nodality Sublease, the Company granted to Nodality a right of first refusal to sublease additional office space in Building 170 on the terms and conditions set forth therein. The Subleases do not modify or limit the terms and conditions of the Master Lease between the Company and the Landlord or waive any rights or remedies of the Landlord with respect to the Company under the Master Lease, including with respect to the Company’s base rent and other payment obligations thereunder.

The descriptions of the Subleases in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the complete copy of the Master Lease previously filed with the Securities and Exchange Commission, including all amendments and modifications thereto previously filed with the Securities and Exchange Commission, and the Subleases, copies of which will be included as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2011 to be filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXELIXIS, INC.

Date: July 27, 2011	/s/ JAMES B. BUCHER
James B. Bucher Vice President, Corporate Legal Affairs and Secretary